                                                                   EXHIBIT 10.20

================================================================================







                            STOCK PURCHASE AGREEMENT

                                  by and among

                      HINES II, INC., HINES HOLDINGS, INC.

                                      and

                  KENNETH G. BRYFOGLE AND BARBARA M. BRYFOGLE


                         Dated as of December 16, 1997







================================================================================

                               TABLE OF CONTENTS
                                                                            Page

Section 1.    Purchase and Sale of Shares...................................   1
        (a)   Purchase and Sale of Shares...................................   1
        (b)   The Closing...................................................   1
        (c)   Purchase Price................................................   1
        (d)   Adjustment of Purchase Price..................................   2
        (e)   Purchase Price Allocation.....................................   3

Section 2.    Conditions to Obligation of the Purchasers....................   3
        (a)   Representations and Warranties................................   3
        (b)   Performance of Covenants......................................   3
        (c)   Compliance with Applicable Laws...............................   3
        (d)   Consents......................................................   3
        (e)   Supply Agreement..............................................   4
        (f)   Employment Agreement..........................................   4
        (g)   Resignations..................................................   4
        (h)   Proceedings...................................................   4
        (i)   Title Insurance...............................................   4
        (j)   Surveys.......................................................   5
        (k)   Estoppel Certificates; Non-disturbance Agreements;
              Landlord Lien Agreements; Releases of Liens...................   5
        (l)   Memoranda of Leases...........................................   5
        (m)   Sellers' Certificate..........................................   5
        (n)   Opinion of Counsel to the Sellers and the Companies...........   5
        (o)   Approval of the Boards of Directors of the Purchasers.........   6
        (p)   Due Diligence.................................................   6

Section 3.    Conditions to Obligation of the Sellers.......................   6
        (a)   Representations and Warranties................................   6
        (b)   Performance of Covenants......................................   6
        (c)   Officer's Certificate.........................................   6
        (d)   Supply Agreement..............................................   6
        (e)   Employment Agreement..........................................   6
        (f)   Opinion of Counsel to Parent..................................   6
        (g)   Compliance With Applicable Laws...............................   7

Section 4.    Representations and Warranties of the Sellers.................   7
        (a)   Organization, Corporate Power and Licenses of the Companies...   7
        (b)   Power and Authority of the Sellers............................   7
        (c)   Capital Stock and Related Matters.............................   7

        (d)   Subsidiaries; Investments.....................................   8
        (e)   Authorization; No Breach......................................   8
        (f)   Financial Statements..........................................   9
        (g)   Absence of Undisclosed Liabilities............................   9
        (h)   No Material Adverse Change....................................   9
        (i)   Absence of Certain Developments...............................  10
        (j)   Assets........................................................  11
        (k)   Tax Matters...................................................  11
        (l)   Contracts and Commitments.....................................  13
        (m)   Proprietary Rights............................................  15
        (n)   Litigation, etc...............................................  15
        (o)   Brokerage.....................................................  16
        (p)   Insurance.....................................................  16
        (q)   Employees.....................................................  16
        (r)   Employee Benefits.............................................  16
        (s)   Compliance with Laws..........................................  17
        (t)   Affiliated Transactions.......................................  17
        (u)   Inventory.....................................................  17
        (v)   Customers and Suppliers.......................................  17
        (w)   Accounts and Notes Receivable.................................  18
        (x)   Real Property.................................................  18
        (y)   Environment, Health and Safety................................  20
        (z)   Disclosure....................................................  21
        (aa)  Consents and Approvals........................................  21
        (bb)  Powers of Attorney............................................  21
        (cc)  Investment....................................................  21
        (dd)  Entire Business...............................................  22
        (ee)  Information...................................................  22

Section 5.    Representations and Warranties of the Purchasers..............  22
        (a)   Organization of the Purchasers................................  22
        (b)   Authorization of Transaction..................................  22
        (c)   Noncontravention..............................................  22
        (d)   Brokers' Fees.................................................  22
        (e)   Investment....................................................  23

Section 6.    Remedies for Breaches of this Agreement.......................  23
        (a)   Survival of Representations and Warranties....................  23
        (b)   Indemnification Provisions for Benefit of the Purchaser Group.  23
        (c)   Indemnification Provisions for Benefit of the Sellers.........  25
        (d)   Matters Involving Third Parties...............................  26
        (e)   Payment; Purchaser's Right of Set-Off.........................  27

        (f)   Tax Treatment.................................................  27
        (g)   Other Indemnification Provisions..............................  27
        (h)   Arbitration...................................................  28

Section 7.    Tax Matters...................................................  28
        (a)   Cooperation on Tax Matters....................................  28
        (b)   Tax Sharing Agreements........................................  29
        (c)   Certain Taxes.................................................  29

Section 8.    Additional Agreements.........................................  29
        (a)   Press Releases................................................  29
        (b)   Expenses......................................................  29
        (c)   Further Assurances............................................  29
        (d)   Confidentiality...............................................  29
        (e)   Bryfogles, Inc. Employees.....................................  30
        (f)   Noncompetition; Nonsolicitation...............................  31
        (g)   Right of First Refusal........................................  32
        (h)   Amendments to Leases..........................................  32
        (i)   Corporate Name................................................  33

Section 9.    Definitions...................................................  33

Section 10.   Miscellaneous.................................................  36
        (a)   No Third Party Beneficiaries; Succession and Assignment.......  36
        (b)   Entire Agreement..............................................  37
        (c)   Counterparts..................................................  37
        (d)   Headings......................................................  37
        (e)   Notices.......................................................  37
        (f)   Governing Law; Jurisdiction...................................  38
        (g)   Amendments and Waivers........................................  38
        (h)   Incorporation of Exhibits and Schedules.......................  39
        (i)   Construction..................................................  39
        (j)   The Company...................................................  39
        (k)   Remedies......................................................  39
        (l)   Severability of Provisions....................................  39

LIST OF EXHIBITS
----------------

Exhibit A      -        Form of Seller Note
Exhibit B      -        Form of Supply Agreement
Exhibit C      -        Form of Employment Agreement
Exhibit D      -        Opinion of Counsel to the Companies and the Sellers
Exhibit E      -        Charter and Bylaws of the Companies
Exhibit F      -        Opinion of Counsel to Hines Holdings, Inc.

LIST OF SCHEDULES
-----------------

Schedule 1(a)     -     Allocation of Shares and Purchase Price
Schedule 1(c)     -     Certain Indebtedness
Schedule 4(a)     -     Organization, Corporate Power and Licenses of the
                          Companies
Schedule 4(c)     -     Capital Stock and Related Matters
Schedule 4(d)     -     Subsidiaries; Investments
Schedule 4(f)     -     Financial Statements
Schedule 4(g)     -     Absence of Undisclosed Liabilities
Schedule 4(i)     -     Absence of Certain Developments
Schedule 4(j)     -     Assets
Schedule 4(k)     -     Taxes
Schedule 4(l)     -     Contracts and Commitments
Schedule 4(m)     -     Proprietary Rights
Schedule 4(n)     -     Litigation
Schedule 4(p)     -     Insurance
Schedule 4(q)     -     Employees
Schedule 4(r)     -     ERISA
Schedule 4(s)     -     Compliance with Laws
Schedule 4(t)     -     Affiliated Transactions
Schedule 4(v)(i)  -     Customers
Schedule 4(v)(ii) -     Suppliers
Schedule 4(w)     -     Accounts and Notes Receivable
Schedule 4(x)     -     Real Property
Schedule 4(y)     -     Environment, Health and Safety
Schedule 4(a)(a)  -     Consents
Schedule 8(e)     -     List of Transferred Employees

                            STOCK PURCHASE AGREEMENT
                            ------------------------

          THIS AGREEMENT is made and entered into as of December 16, 1997, by and among Hines Holdings, Inc., a Nevada corporation ("Parent"), Hines II, Inc., a Delaware corporation ("Hines," together with Parent, the "Purchasers"), Kenneth G. Bryfogle and Barbara M. Bryfogle (collectively, the "Sellers").
The Purchasers and the Sellers are referred to collectively herein as the "Parties." Capitalized terms used herein and not otherwise defined are defined in Section 9.

          WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Bryfogle's Co., Inc., Bryfogle's Wholesale, Inc. and Power Plants II, Inc., each a Pennsylvania corporation (collectively, the "Companies"); and

          WHEREAS, the Parties desire to enter into this Agreement to provide for the purchase by the Purchasers of all of the issued and outstanding shares of capital stock of the Companies from the Sellers.

          NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

          Section 1.  Purchase and Sale of Shares.

          (a) Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Purchasers shall purchase from the Sellers and the Sellers will sell, transfer, deliver and convey to the Purchasers, all of the issued and outstanding shares of capital stock of the Companies as set forth on Schedule 1(a) (the "Shares"), and the Sellers shall deliver to the Purchasers, free and clear of any Liens, Taxes or other restrictions of any kind, certificates representing all of the Shares, duly endorsed in blank.

          (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, at 10:00 a.m. local time on the business day immediately following the satisfaction of all of the conditions set forth in Section 2 and Section 3 below, or such other time and place as the Parties may mutually determine (the "Closing Date"). At the Closing, the Purchasers and the Sellers shall each deliver to each other all funds, certificates, instruments and documents contemplated herein to be delivered at the Closing.

          (c) Purchase Price The purchase price (the "Purchase Price") to be paid by the Purchasers for all of the Shares shall be paid as follows: (i) by wire transfer of immediately available funds by Hines of an aggregate of $13,000,000 (the "Cash Amount") to an account designated by the Sellers, (ii) by the repayment by Hines of certain Indebtedness as listed on Schedule 1(c), and
(iii) by
delivery by Parent to Kenneth G. Bryfogle of a convertible subordinated promissory note of Parent in the aggregate principal amount of $1,000,000, in the form of Exhibit A hereto (the "Seller Note").

          (d) Adjustment of Purchase Price.

               (i) EBITDA Payment. If EBITDA (as defined below) exceeds $3,400,000, Hines shall pay to the Sellers, as an adjustment to the Purchase Price, an aggregate amount equal to $250,000 (the "EBITDA Payment").

               (ii) Calculation of EBITDA. For purposes hereof, "EBITDA" shall mean, with respect to the period beginning January 1, 1998 to and through December 31, 1998, the consolidated net income of the Companies (exclusive of any extraordinary gains or losses) for such period determined in accordance with generally accepted accounting principles, plus (1) the amount of the net provision for federal, state, local and foreign Taxes reflected in the consolidated net income for the Companies for such period, plus (2) the amount of interest expense for indebtedness for borrowed money (including capitalized leases) reflected in the consolidated net income for the Companies for such period, plus (3) the amount of depreciation reflected in the consolidated net income for the Companies for such period, plus (4) the amount of amortization reflected in the consolidated net income for the Companies for such period relating to goodwill, financing fees and other intangibles; provided, however, that (i) any acquisition (whether by merger, purchase of all or substantially all of the stock or assets or otherwise) by the Purchasers or any of their Affiliates of any other Person, (ii) the establishment by the Purchasers or any of their Affiliates of any new business or product line or (iii) a fundamental change in the nature of the businesses of the Companies (as such businesses were conducted immediately prior to the Closing), shall not be included in the definition of EBITDA.

               (iii) Disputes. In connection with the audit of the financial statements of the Companies (or their successor) for the fiscal year ending December 31, 1998, Hines shall cause its independent public accountants to deliver a certificate to the Sellers setting forth such accountants' determination of EBITDA, and the calculations and assumptions used in reaching their determination (the "EBITDA Certificate"). In the event the Sellers disagree with the determination of EBITDA as set forth in the EBITDA Certificate, the Sellers shall notify Hines of such disagreement within 20 business days of receipt of the EBITDA Certificate and, during such 20 business day period, Hines shall permit the Sellers and their advisors with full access to the books of account and records with respect to the Companies. Within 20 business days following the end of such period, the Sellers shall further notify Hines of the Sellers' determination of EBITDA (the "Notice of Disagreement"). If the Notice of Disagreement is not given, the determination of EBITDA set forth in the EBITDA Certificate will be final and binding upon all Parties. If the Sellers deliver the Notice of Disagreement and Hines and the Sellers are unable to resolve the disagreement within 10 business days thereafter, they shall promptly cause an independent accounting firm mutually selected by the Parties (the "Accounting Firm") to review the EBITDA Certificate and the Notice of Disagreement and to make its own calculation of EBITDA. In making such review and calculation, the Accounting Firm shall consider only those items or amounts as to which the Parties disagree. The Accounting Firm shall deliver to Hines and the Sellers, as soon as practicable following the selection of the Accounting Firm, a report setting forth its calculation of EBITDA and such report shall be final and binding upon all Parties; provided that in no event shall the amount of EBITDA be less than the amount set forth in the EBITDA Certificate nor greater than the amount set forth in the Notice of Disagreement. The fees and expenses of the Accounting Firm shall be paid one-half by Hines, on the one hand, and one-half by the Sellers, on the other hand.

               (iv) Payment Procedures. Any EBITDA Payment to be made pursuant to this Section 1(d) shall be made within seven business days of the final determination of such payment, by wire transfer to an account previously designated by the Sellers, allocated among the Sellers in proportion to their respective holdings of Shares, as set forth in Schedule 1(a).

          (e) Purchase Price Allocation. The Purchase Price shall be allocated to the Shares, as set forth in the attached Schedule 1(a). The Parties shall report the financial accounting of this acquisition for all federal, state, local and foreign tax purposes in a manner consistent with such purchase price allocation.

          Section 2. Conditions to Obligation of the Purchasers. The obligation of the Purchasers to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction (in the Purchasers' sole judgment) of the following conditions as of the Closing:

          (a) Representations and Warranties. The representations and warranties set forth in Section 4 shall be true and correct as of the date of this Agreement and at and as of the Closing.

          (b) Performance of Covenants. The Sellers and the Companies shall have performed in all material respects all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing.

          (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Purchasers or the Companies to any penalty, liability or any substantial regulatory or legal requirements arising under any Legal Requirement or imposed by any Governmental Entity.

          (d) Consents. All filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with, any Governmental Entity or any other Person that are required (i) for the consummation of the transactions contemplated by the Transaction Documents, (ii) to obtain the Title Policies (as defined in Section 2(i)) and remove of record or have the Title Company (as defined in Section 2(i)) insure over all Liens or other title exceptions, (iii) for the assignment of any contract, license, Lease or any other agreement, or (iv) for the conduct of the business of the Companies, will have been duly made or obtained on terms and conditions satisfactory to the Purchasers.

          (e) Supply Agreement. Hines and Bryfogle's, Inc., d/b/a Spring Run Flowers, a Pennsylvania corporation ("Bryfogle's, Inc." or "SRF"), shall have entered into a Supply Agreement in the form of Exhibit B hereto (the "Supply Agreement"), and the Supply Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

          (f) Employment Agreement. Hines and Kenneth G. Bryfogle shall have entered into an Employment Agreement in the form of Exhibit C hereto (the "Employment Agreement"), and the Employment Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

          (g) Resignations. The Purchasers shall have received the resignations, effective as of the Closing, of each officer and director of the Companies and their Subsidiaries.

          (h) Proceedings. All corporate and other proceedings taken or required to be taken by the Companies or the Sellers in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchasers.

          (i) Title Insurance. The Sellers shall have obtained and delivered to the Purchasers, with respect to all of the Real Property identified by the Purchasers, commitments (the "Title Commitments") for ALTA Owner's and Lender's Policies of Title Insurance Form B-1970 (along with copies of all documents referred to therein) issued by Chicago Title Insurance Company, or another insurer reasonably satisfactory to the Purchasers (the "Title Company"), in such amount as the Purchasers may reasonably determine to be the fair market value of such Real Property. The Title Company shall have issued an Owner's and Lender's Policy for each such Real Property, or a prepaid commitment thereof marked up at the Closing, based on the Title Commitments (the "Title Policies"), insuring the Purchasers' interest as of the Closing Date, with gap coverage from the Sellers through the date of recording (subject only to the Permitted Liens and each in form and substance reasonably satisfactory to the Purchasers). All Title Policies shall contain: (i) an "extended coverage endorsement" insuring over the general exceptions customarily contained in such policies, (ii) an ALTA Zoning Endorsement 3.1, with parking (or equivalent), (iii) a survey "same as" endorsement, (iv) a survey accuracy endorsement, (v) an endorsement insuring that each street adjacent to each such parcel is a public street and insuring that each such parcel has direct and unencumbered pedestrian and vehicular access to such street, (vi) if the real estate covered by such policy consists of more than one record parcel, a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (vii) a non-imputation endorsement, (viii) a tax number endorsement, and (ix) such other endorsements as the Purchasers or the Purchasers' lender shall reasonably request. The Sellers shall have delivered to the Title Company all affidavits, undertakings and other title clearance documents necessary to issue all Title Policies. The costs and expenses of the Title Commitments and the Title Policies shall be paid one-half by the Sellers, on the one hand, and one-half by the Purchasers, on the other hand.

          (j) Surveys. With respect to the Real Property for which a Title Policy is to be delivered to the Purchasers, the Purchasers, at their sole cost and expense, shall have received a current survey of such Real Property certified to the Purchasers, the Title Company and the Purchasers' lender, prepared by a surveyor licensed in the state of Pennsylvania and conforming to 1992 ALTA/ASCM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items 1, 2, 3, 4, 6, 7a-c, 8, 9, 10, 11a-d, and 12, and such other standards as the Title Company requires as a condition to the removal of any survey exceptions from the Title Policies; provided that no such survey shall disclose any defect not corrected or insured over by the Title Company prior to the Closing.

          (k) Estoppel Certificates; Non-disturbance Agreements; Landlord Lien Waiver Agreements; Releases of Liens. The Sellers shall have obtained and delivered to the Purchasers estoppel certificates (providing, among other things, (i) that the Companies have good and marketable title in fee simple absolute (free and clear of any Lien, except the Permitted Liens) to all Improvements located at each Leased Real Property and (ii) that the Companies have the unrestricted right to remove, dispose of or otherwise deal with all such Improvements upon any expiration or termination of the Leases), dated no more than five (5) business days prior to the Closing Date, from each lessor (each a "Landlord") under each Lease in form and substance satisfactory to the Purchasers and the Purchasers' lender. If requested by the Purchasers' lender, the Sellers shall obtain and deliver, each in form and substance reasonably acceptable to the Purchasers and the Purchasers' lender, (i) non-disturbance agreements from each lender of each Landlord with Liens encumbering any parcel of Leased Real Property (including from each lender of each Landlord with Liens encumbering any of the Improvements located on any of the Leased Real Property, releases of all of such Liens) and (ii) landlord lien waiver agreements from each Landlord with any Lien upon any Improvements, machinery, equipment or other personal property of the Companies located at or on the Real Property.

          (l) Memoranda of Leases. The Sellers shall have obtained from all Landlords and delivered to the Purchasers a memorandum of each of the Leases (each a "Memorandum of Lease") in form and substance reasonably acceptable to the Purchasers. Each Memorandum of Lease shall reflect, among other things, (i) the Companies' good and marketable title in fee simple absolute (free and clear of any Lien, except the Permitted Liens) to all Improvements located on each Leased Real Property, and (ii) the Companies' unrestricted right to remove, dispose of or otherwise deal with all such Improvements upon any expiration or termination of the Leases.

          (m) Sellers' Certificate. Each Seller shall have delivered to the Purchasers a certificate to the effect that each of the conditions specified in Sections 2(a) - 2(l) have been fully satisfied.

          (n) Opinion of Counsel to the Sellers and the Companies. The Purchasers shall have received from Buchanan Ingersoll Professional Corporation, special counsel for the Companies and the Sellers, an opinion with respect to the matters set forth in Exhibit D attached hereto, which shall be addressed to the Purchasers, dated the Closing Date and in form and substance satisfactory to the Purchasers.

          (o) Approval of the Boards of Directors of the Purchasers. The board of directors of Parent shall have approved the issuance of the Seller Note and the consummation of the transactions contemplated by this Agreement and the board of directors of Hines shall have approved the consummation of the transactions contemplated by this Agreement.

          (p) Due Diligence. The Purchasers shall be satisfied in their sole discretion with the results of their business, financial, legal, environmental and accounting due diligence investigation and review of the Companies and the Sellers.

The Purchasers may waive any condition specified in this Section 2 if they execute a writing so stating at or prior to the Closing.

          Section 3. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

          (a) Representations and Warranties. The representations and warranties set forth in Section 5 shall be true and correct as of the date of this Agreement and at and as of the Closing.

          (b) Performance of Covenants. The Purchasers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.

          (c) Officer's Certificate. The Purchasers shall have delivered to the Sellers a certificate to the effect that each of the conditions specified in Sections 3(a) and 3(b) have been satisfied.

          (d) Supply Agreement. Hines and SRF shall have entered into the Supply Agreement, and the Supply Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

          (e) Employment Agreement. Hines and Kenneth G. Bryfogle shall have entered into the Employment Agreement, and the Employment Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

          (f) Opinion of Counsel to Parent. The Sellers shall have received from Schreck Morris, special Nevada counsel to Parent, an opinion with respect to matters set forth on Exhibit F attached hereto, which shall be addressed to the Sellers, dated the Closing Date and in form and substance satisfactory to the Sellers.

          (g) Compliance With Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Sellers to any penalty, liability or any substantial legal or regulatory requirement arising under any Legal Requirement or imposed by any Governmental Entity.
The Sellers may waive any condition specified in this Section 3 if they execute a writing so stating at or prior to the Closing.

          Section 4. Representations and Warranties of the Sellers. As a material inducement to the Purchasers to enter into and perform its obligations under this Agreement, the Sellers jointly and severally represent and warrant to the Purchasers that the statements contained in this Section 4 are true and correct as of the date of this Agreement and as of the Closing Date.

          (a) Organization, Corporate Power and Licenses of the Companies. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to be so qualified. Such jurisdictions are listed on
Schedule 4(a) attached hereto. Each Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as presently conducted and to carry out the transactions contemplated by this Agreement and all of such licenses, permits and authorizations are listed on Schedule 4(a) attached hereto. The copies of each Company's charter documents and bylaws attached hereto as Exhibit E reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees thereof) and the stock record books of each of the Companies are correct and complete. None of the Companies are in default under or in violation of any provision of its charter or bylaws.

          (b) Power and Authority of the Sellers. Each Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. No act or proceeding on the part of any of the Sellers is necessary for the due and valid authorization or performance of this Agreement or the transactions contemplated hereby.

          (c) Capital Stock and Related Matters. As of the date hereof and as of the Closing, (i) the authorized capital stock of BCI shall consist of 20,000 shares of common stock, par value $10.00 per share, of which 420 shall be issued and outstanding and held beneficially and of record by the Sellers in the amounts set forth opposite their respective names on Schedule 4(c) attached hereto, (ii) the authorized capital stock of BWI shall consist of 1,000 shares of common stock, par value $1.00 per share, of which 500 shall be issued and outstanding and held beneficially and of record by the Sellers in the amounts set forth opposite their respective names on Schedule 4(c) attached hereto, and
(iii) the authorized capital stock of PPI shall consist of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shall be issued and outstanding and held beneficially and of record by the Sellers in the amounts set forth opposite their respective names on Schedule 4(c) attached hereto. As of the date hereof and as of the Closing: (i) the Companies shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans; (ii) all of the outstanding shares of the Companies' capital stock shall be validly issued, fully paid and nonassessable; (iii) there are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the Shares; and (iv) none of the Companies are subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. The Companies have not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. There are no agreements with respect to the voting or transfer of the Companies' capital stock or among the Sellers with respect to any other aspect of the Companies' affairs. The sale and delivery of the Shares by the Sellers to the Purchasers pursuant to Section 1 hereof, will vest in the Purchasers legal and valid title to the Shares, free and clear of all Liens, Taxes or other restrictions of any kind.

          (d) Subsidiaries; Investments. The attached Schedule 4(d) correctly sets forth the name of each of the Company's Subsidiaries, the jurisdiction of its organization and the Persons owning the outstanding capital stock or other ownership interests of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, possesses all requisite power and authority and all licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary (i) are validly issued, fully paid and nonassessable, (ii) are owned by the Companies or another one of its Subsidiaries free and clear of any Lien, Taxes or restriction of any kind, and
(iii) are not subject to any option or right to purchase any such shares or interests. Except as set forth on the attached Schedule 4(d), neither the Companies nor any of their Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

          (e) Authorization; No Breach. The execution, delivery and performance of each of the Transaction Documents to which the Sellers are a party have been duly authorized by each of the Sellers. Each of the Transaction Documents to which the Sellers are a party constitutes a valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally. The execution and delivery by the Sellers of each of the Transaction Documents to which the Sellers are a party and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien, or any other restriction upon the Shares or any asset or property of the Companies pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of the Companies, or any agreement, instrument, order, judgment or decree to which any of the Companies and/or any of the Sellers is subject, or to the knowledge of the Sellers, any law, statute, rule or regulation to which any of the Companies and/or any of the Sellers is subject.

          (f) Financial Statements. Attached hereto as Schedule 4(f) are (i) the reviewed combined balance sheet of the Companies as of December 31, 1996 (the "1996 Balance Sheet"), and the reviewed combined statements of income and retained earnings and cash flows of the Companies for the twelve-month period then ended, (ii) the audited combined balance sheet of the Companies as of December 31, 1995, and the audited statements of income and retained earnings and cash flows of the Companies for the twelve-month period then ended, and
(iii) the reviewed combined balance sheet of the Companies as of September 30, 1997 (the "Latest Balance Sheet") and the reviewed combined statements of income and retained earnings and cash flows for the Companies for the nine-month period ended September 30, 1997. Except as set forth on the attached Schedule 4(f), each of the foregoing financial statements (including in all cases the notes thereto, if any) is consistent in all material respects with the books and records of the Companies (which, in turn, are accurate and complete in all material respects) and presents fairly in all material respects the financial condition, results of operations and cash flows of the Companies in accordance with generally accepted accounting principles applied on a consistent basis as of the dates and for the periods set forth therein, and in the case of the Latest Balance Sheet, subject to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, have a material adverse effect on the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of any of the Companies).

          (g) Absence of Undisclosed Liabilities. Except as set forth on the attached Schedule 4(g), the Companies do not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise) (and, to the knowledge of the Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any such liability) arising out of any transaction entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the Latest Balance Sheet (including the notes thereto, if any), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from violation of law, breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules referred to in this Section 4.

          (h) No Material Adverse Change. Since the date of the 1996 Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of any of the Companies.

          (i) Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on the attached Schedule 4(i), since the date of the Latest Balance Sheet, the Companies have not:

               (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                (ii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                (iii) mortgaged or pledged any of their properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

                (iv) satisfied or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business and liabilities owed to the Sellers and disclosed on the Latest Balance Sheet;

                (v) declared, set aside or made any payment or distribution of cash or other property with respect to their capital stock or other equity securities or purchased or redeemed any shares of their capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire their capital stock or other equity securities);

                (vi) sold, assigned or transferred any of their tangible or intangible assets, except for fair consideration in the ordinary course of business, or canceled any material debts or claims;

                (vii) sold, assigned, licensed or transferred any Proprietary Rights or disclosed any proprietary confidential information to any Person (other than in the ordinary course of business in circumstances in which the Companies have imposed confidentiality restrictions);

                (viii) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                (ix) other than the capital expenditures for the greenhouse disclosed on Schedule 4(i), made capital expenditures or commitments therefor in excess of $5,000 in the aggregate;

                (x) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $10,000 in the aggregate;

               (xi) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

               (xii) entered into or granted any increase in, or amended or terminated, any employee benefit plan, program, policy or arrangement, including without limitation, those described in Section 4(r);

               (xiii) paid any bonuses or other compensation to their stockholders in an aggregate amount in excess of $15,000 per month (or such amount pro-rated for any partial month) or made any other change in employment terms for any of their directors, officers and employees outside the ordinary course of business;

               (xiv) entered into any other material transaction, whether or not in the ordinary course of business; or

               (xv) entered into any oral or written agreement, commitment or understanding to do any of the foregoing.

None of the Companies have at any time made any payments for political contributions or any bribes, kickbacks or other illegal payments.

          (j) Assets. Except as set forth on the attached Schedule 4(j), each Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except (i) for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (ii) for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and (iii) Liens for current property taxes not yet due and payable. The Companies' buildings, equipment and other tangible assets are being sold on an "as is" basis. Except as described on the attached Schedule 4(j), each Company owns, or has a valid leasehold interest in, all assets necessary for the conduct of its businesses as presently conducted.

          (k) Tax Matters. The estimated Taxes for BWI for the period from January 1, 1997 to the Closing Date are set forth on the attached Schedule 4(k). Except as set forth on the attached Schedule 4(k):

               (i) the Companies have filed all Tax Returns which they are required to file under applicable laws and regulations, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations;

               (ii) the Companies have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party;

               (iii) none of the Companies have waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

               (iv) since the date of the Latest Balance Sheet, none of the Companies have incurred any liability for Taxes other than in the ordinary course of business;

               (v) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to any of the Companies and none of the Companies have received from any foreign, federal, state or local taxing authority any (A) written notice indicating an intent to open an audit or other review or (B) request for information related to Tax matters;

               (vi) no deficiency or proposed adjustment which has not been reflected on the Latest Balance Sheet, settled or otherwise resolved for any amount of Tax has been proposed, asserted, assessed by any taxing authority against any of the Companies and there are no material unresolved questions or claims concerning any of the Companies' Tax liability;

               (vii) none of the Companies (A) are liable for the Taxes of another Person (1) under Treas. Reg. (S) 1.1502-6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (B) are a party to any tax sharing agreement or
(C) have made any payments, are obligated to make any payments or are parties to an agreement that could obligate them to make any payments that would not be deductible under Code (S)280G;

               (viii) none of the Companies have been a member of an Affiliated Group;

               (ix) each of BCI and PPI made a valid election under Code Section 1362 and any corresponding state or local tax provisions to be an S corporation for its taxable year ended December 31, 1981, and December 31, 1990, respectively, and each such election has not been terminated on or prior to the Closing except as a result of the transactions contemplated hereunder; Schedule 4(k) lists any Subsidiaries of BCI or PPI for which a qualified subchapter S subsidiary election has been made under Code (S)1361(b)(3) and the effective date of such election; and

               (x) none of the Companies will be required to include any amounts in income after the Closing Date as a result of (A) any closing agreement entered into prior to the Closing Date, (B) any installment sale made prior to the Closing Date, (C) any change of accounting method made prior to the Closing Date, or (D) the receipt of any prepaid income prior to the Closing Date.

          (l) Contracts and Commitments.

               (i) Except as expressly contemplated by this Agreement or as set forth on the attached Schedule 4(l), Schedule 4(r) or Schedule 4(x), none of the Companies is a party to or bound by any written or oral:

                    (A) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                    (B) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $75,000 (or providing for the payment of any cash or other compensation upon a change in control of any of the Companies), contract relating to loans to or any other contract with any of the officers, directors or Affiliates of any of the Companies;

                    (C) contract under which any of the Companies has advanced or loaned any other Person amounts in the aggregate exceeding $75,000;

                    (D) agreement or indenture relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or group of material assets of the Companies or any letter of credit arrangements;

                    (E) guarantee of any obligation in excess of $75,000;

                    (F) lease or agreement under which any of the Companies is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $75,000;

                    (G) lease or agreement under which any of the Companies is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Companies which involves consideration in excess of $75,000;

                    (H) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $75,000;

                    (I) assignment, license, indemnification or other agreement with respect to any intangible property (including, without limitation, any Proprietary Rights);

                    (J) warranty agreement with respect to its services rendered or its products sold, leased or licensed which contains terms and conditions that differ in any material respect from the Companies' standard warranty terms and conditions (a copy of which standard terms and conditions is attached to Schedule 4(l));

                    (K) agreement under which it has granted any Person any registration rights (including, without limitation, demand or piggyback registration rights);

                    (L) sales, distribution or franchise agreement or merchant or dealer agreement which involves annual consideration in excess of $75,000;

                    (M) agreement with a term of more than six months which is not terminable by the Companies upon less than 30 days notice without penalty and which involves consideration in excess of $75,000;

                    (N) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                    (O) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $75,000 annually.

               (ii) With respect to the Companies' respective obligations thereunder and, to the knowledge of the Companies and each of the Sellers, with respect to the obligations of the other parties thereto, all of the contracts, agreements and instruments set forth or required to be set forth on the attached
Schedule 4(l) are valid, binding and enforceable in accordance with their respective terms. Each Company has performed all material obligations required to be performed by it under the contracts, agreements and instruments listed or required to be listed on the attached Schedule 4(l) and is not in default under or in breach of nor in receipt of any claim of default or breach under any such contract, agreement or instrument; no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by any of the Companies under any contract, agreement or instrument listed or required to be listed on the attached Schedule 4(l); none of the Companies have any present expectation or intention of not fully performing all such obligations; to the knowledge of the Companies and each of the Sellers, there is no breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment listed or required to be listed on the attached Schedule 4(l); and, to the knowledge of the Companies and each of the Sellers, none of the Companies are a party to any contract or commitment requiring any of them to purchase or sell goods or services or lease property above or below (as the case may be) prevailing market prices and rates.

               (iii) A true and correct copy of each of the written instruments, plans, contracts and agreements (together with all amendments or waivers thereto) and an accurate description of each of the oral contracts and agreements which are referred to on the attached Schedule 4(l), have been delivered to the Purchasers and their counsel.

          (m) Proprietary Rights

               (i) Schedule 4(m) attached hereto contains a complete and accurate list of all of the following that are owned, used by or licensed to the
Companies: (A) patented or registered Proprietary Rights and pending applications for the foregoing; (B) unregistered trademarks, unregistered service marks, trade dress, trade names, corporate names, logos, and slogans;
(C) material unregistered copyrights; (D) computer software (other than software purchased or licensed for less than a total cost of $1,000); and (E) all licenses or similar agreements or arrangements covering Proprietary Rights to which the Companies are a party, either as licensee or licensor, or a third-party beneficiary.

               (ii) Except as set forth in Schedule 4(m): (A) the Companies own and possess free and clear of all Liens and without restriction as to use, all right, title and interest in and to the Proprietary Rights necessary for the operation of the businesses of the Companies as currently conducted; (B) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or is threatened, and to the knowledge of the Companies or the Sellers, there are no grounds for the same; (C) to the knowledge of the Companies or the Sellers, the Companies have not interfered with, infringed upon, misappropriated or otherwise conflicted with, and the operation of the businesses of the Companies as currently conducted will not infringe, misappropriate or otherwise conflict with, the Proprietary Rights of third parties; (D) to the knowledge of the Companies or the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Companies; (E) immediately subsequent to the Closing, the Companies' Proprietary Rights will be owned by or available for use by the Purchasers on terms and conditions identical to those under which the Companies owned and used such Proprietary Rights immediately prior to the Closing; and (F) the Companies have taken and will continue to take reasonable measures to maintain the confidentiality of the trade secrets, processes and formulae, research and development results and other know-how of the Companies, the value of which to the Companies is contingent upon maintenance of the confidentiality thereof.

          (n) Litigation, etc. Except as set forth on the attached Schedule 4(n), (i) there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Companies or any of the Sellers, threatened against or affecting any of the Companies or the assets of the Companies, including, without limitation, all real property (or to the knowledge of the Companies or any of the Sellers, pending or threatened against or affecting any of the officers, directors or employees of the Companies with respect to the Companies' business activities), or pending or threatened by any of the Companies or any of the Sellers against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); (ii) none of the Companies are subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the knowledge of the Companies or any of the Sellers, any governmental investigations or inquiries; and (iii) to the knowledge of the Companies or any of the Sellers, there is no valid basis for any of the foregoing. None of the Companies or the assets of the Companies, including, without limitation, all real property, are subject to any judgment, order or decree of any court or other governmental agency, and none of the Companies or any of the Sellers have received any opinion or memorandum or legal advice from legal counsel to the effect that any of the Companies may be exposed, from a legal standpoint, to any liability or disadvantage which may be material to their businesses.

          (o) Brokerage. Neither the Companies nor any of the Sellers has retained any investment bank, broker, finder or any other intermediary in connection with the transactions contemplated hereby who is entitled to a fee or commission in connection with the transactions contemplated hereby. The Sellers shall pay, and hold the Purchasers and the Companies harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any of the Companies or the Sellers.

          (p) Insurance. The attached Schedule 4(p) lists and briefly describes each insurance policy maintained for or on behalf of the Companies with respect to their properties, assets and business. All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of the Companies or the Sellers under any of such insurance policies and neither the Sellers nor any of the Companies have received any notification of cancellation of any of such insurance policies. None of the Companies have any self-insurance or co-insurance programs.

          (q) Employees. Except as set forth on the attached Schedule 4(q), none of the Companies or any of the Sellers is aware that any executive or key employee of any of the Companies or any group of employees of any of the Companies has any plans to terminate employment with any of the Companies. The Companies have complied in all respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, and sex, age, disability or other employment discrimination, collective bargaining, immigration and the payment of Taxes), and the Companies are not aware that they have any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). None of the Companies or, to the knowledge of the Companies or any of the Sellers, any of the Companies' employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of any of the Companies, except for agreements between the Companies and their present and former employees. None of the Companies is subject to or a party to any collective bargaining agreement with respect to any employee or any of the Transferred Employees (as defined in Section 8(e)).

          (r) Employee Benefits. The Companies do not maintain, contribute to or have any actual or potential liability with respect to any (i) "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),

(ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), or
(iii) nonqualified deferred compensation, incentive, severance, bonus, fringe benefit, stock bonus, vacation, employment contract or any other employee benefit plan, policy, contract, agreement or arrangement. Each of the Welfare Plans (as defined in Section 8(e)) has been maintained in accordance with its terms and applicable law and all contributions, premiums or other payments which are due have been paid.

          (s) Compliance with Laws.  Except as set forth on the attached
Schedule 4(s), the Companies and their respective predecessors and Affiliates have complied with and are currently in compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of all federal, state and local governments and all agencies and instrumentalities thereof relating to the operation and conduct of their businesses or any of their properties or facilities (including, without limitation, the Immigration Reform and Control Act of 1986, as amended, and all applicable building, zoning, subdivision and other land use or similar laws affecting all real property), and none of the Companies have received notice of any violation of any of the foregoing (whether material or not).

          (t) Affiliated Transactions.  Except as set forth on the attached
Schedule 4(t), after the Closing, no employee, officer, director, stockholder or Affiliate of any of the Companies or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, will be a party to any agreement, contract, commitment or transaction with any of the Companies or will have any interest in any property used by any of the Companies.

          (u) Inventory. The inventory of the Companies consists of living plants and other material typically associated with greenhouses and horticulture. None of such inventory is damaged or obsolete, but is subject to normal rates of mortality. All of the inventories of the Companies (other than inventory in transit) are located on the Companies' premises in Washingtonville, Pennsylvania.

           (v) Customers and Suppliers.

               (i) The attached Schedule 4(v)(i) lists the ten largest customers of the Companies (on a consolidated basis based on net sales to such customers) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer during such fiscal year. The attached Schedule 4(v)(i) also lists any additional customers which the Companies anticipate will be among their ten largest customers for the current fiscal year.

               (ii) The attached Schedule 4(v)(ii) lists the ten largest suppliers to the Companies (on a consolidated basis based on net purchases from such suppliers) for each of the two most recent fiscal years and sets forth opposite the name of each such supplier the amount of purchases from such supplier during such fiscal year. The attached Schedule 4(v)(ii) also lists any additional suppliers which the Companies anticipate will be among their ten largest suppliers for the current fiscal year.

               (iii) Since January 1, 1997, no material customer has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from any of the Companies, or materially alter its business relationship with any of the Companies and no material supplier of any of the Companies has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to any of the Companies, or materially alter its business relationships with any of the Companies; provided, however, that the Parties understand that Frank's Nursery, a major customer of the Companies, has recently been acquired by the Cyprus Group and that no estimate can be made as to the effect of such acquisition on the Companies' relationship with Frank's Nursery.

          (w) Accounts and Notes Receivable. All notes and accounts receivable of the Companies are properly reflected in the Companies' books and records, are current and collectible, and will, assuming the collection practices of Hines will be similar to the past custom and practice of the Companies, be collected at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet and, except as set forth on the attached
Schedule 4(w), in accordance with generally accepted accounting principles consistently applied.

          (x) Real Property.

               (i) Schedule 4(x) lists and describes briefly (A) all real property leased to any of the Companies (the "Leased Real Property"), (B) the leases (each a "Lease") pursuant to which all Leased Real Property is leased, and (C) all real property owned by the Companies (including, without limitation, all Improvements (as defined in Section 4(x)(vi) below) to the Leased Real Property) (the "Owned Real Property," together with the Leased Real Property, the "Real Property").

               (ii) The Sellers have delivered to the Purchasers and their counsel correct and complete copies of each Lease. With respect to each Lease listed in Schedule 4(x) and except as set forth in Schedule 4(x):

                    (A) the Lease is legal, valid, binding, enforceable, and in full force and effect;

                    (B) the Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (C) none of the Companies and, to the knowledge of the Sellers, no other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (D) none of the Companies and, to the knowledge of the Sellers, no other party to the Lease, has repudiated any provision thereof;

                    (E) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease and, to the knowledge of the Companies, no third party has any dispute as to the Lease;

                    (F) the Lease has not been modified in any respect and is not subject to any other lease, except to the extent that such modifications or leases are disclosed by the documents delivered to the Purchasers;

                    (G) none of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Lease; and

                    (H) the Lease continues in full force and effect following the consummation of the transactions contemplated herein without the necessity of any consent.

               (iii) The Companies have a legal, valid and existing leasehold interest in each Leased Real Property and good and marketable title in fee simple absolute to the Owned Real Property, free and clear of any Lien, except
(A) Permitted Liens and (B) Liens of the landlord's lender listed on Schedule 4(x).

               (iv) The Companies are in sole and exclusive possession of the Real Property and none of the Companies is a sublessor, licensor, grantor or otherwise a party to any sublease, consent, license, option, right of first refusal, or other instrument or agreement granting to another Person any right to the possession, use, occupancy or enjoyment of the Real Property.

               (v) The Real Property provides to the Purchasers all of the real property necessary for and currently used in the conduct and operation of the business of the Companies. The current use of the Real Property does not violate any Legal Requirement or any covenant, condition, restriction, easement, agreement or any other instrument of record. The Real Property has access to public roads and has, immediately prior to the Closing, been supplied with all utilities and services necessary to operate each such property (including, without limitation, access to water for irrigation purposes as required for the cultivation of crops); and neither the Companies nor the Sellers are aware of anything which would affect such access to public roads or such utilities and services.

               (vi) All buildings, improvements, structures and fixtures included within the Real Property (the "Improvements") are, except for ordinary wear and tear, in good condition and repair in all material respects.

           (y) Environment, Health and Safety.

               (i) Each of the Companies has complied and is in compliance with all applicable Environmental and Safety Requirements.

               (ii) Without limiting the generality of the foregoing, each of the Companies has obtained and complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their businesses and all such permits, licenses and authorizations may be relied upon by the Purchasers for the lawful operation of the businesses of the Companies on and after the Closing without transfer, reissuance or other governmental action. A list of all such permits, licenses and other authorizations is set forth in Schedule 4(y) attached hereto.

               (iii) Neither the Sellers nor any of the Companies have received any written notice, report or other written information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the business or facilities of any of the Companies and arising under Environmental and Safety Requirements.

               (iv) Except as set forth in Schedule 4(y) attached hereto, none of the following exists at any property or facility owned or operated by any of the Companies: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or other disposal areas.

               (v) Except as set forth in Schedule 4(y) attached hereto, neither the Companies, their respective Affiliates nor, to the knowledge of the Sellers, their respective predecessors, have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities of any of the Companies, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other Environmental and Safety Requirements.

               (vi) Except as set forth in Schedule 4(y) attached hereto, no facts, events or conditions relating to the past or present facilities, properties or operations of any of the Companies will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

               (vii) Neither this Agreement nor the consummation of the transactions contemplated by the Transaction Documents will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

               (viii) None of the Companies have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

          (z) Disclosure. Neither this Agreement nor any of the exhibits, Schedules, attachments, written statements, documents, certificates or other items prepared and supplied to the Purchasers by or on behalf of any of the Companies with respect to the transactions contemplated hereby contain any untrue statement of a material fact. There is no fact which has not been disclosed to the Purchasers and of which any of the Sellers or the Companies' officers or directors is aware and which has had or would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations, employee relations, business prospects or customer or supplier relations of any of the Companies.

          (aa) Consents and Approvals. The items described on Schedule 4(aa) constitute all of the certificates of occupancy, permits, filings, notices, licenses, franchises, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity or any other Person (collectively the "Consents") which are required for the consummation of the transactions contemplated by the Transaction Documents, the continued ownership of the assets, the continued occupation and use of the real property, or the conduct of the businesses of the Companies. All consents have been or will be validly issued and, as of the Closing, are in full force and effect. Neither the Companies nor the Sellers have received any notice threatening a suspension, revocation, modification or cancellation of any of the Consents, and, to the best knowledge of the Companies and the Sellers, there is no basis for the issuance of any such notice or the taking of any such action.

           (bb) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Companies.

          (cc) Investment. Kenneth G. Bryfogle (i) understands that the Seller Note has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Seller Note solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Seller Note, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Seller Note, and (vi) is an "accredited investor" as such term is defined in Regulation D of the Securities Act.

          (dd) Entire Business. The businesses of the Companies being purchased hereunder consist of all companies and/or entities owned or controlled by the Sellers and assets which are necessary and sufficient to carry out the production, marketing, promotion, distribution and sale of the products of such businesses, in substantially the same manner as conducted prior to the Closing Date, except the Sellers' operation of SRF in Muncy, Pennsylvania.

          (ee) Information. The Sellers have provided the Purchasers or their representatives with all information requested to be provided to the Purchasers or their representatives, has responded in good faith to all "due diligence" information requests of the Purchasers or their representatives, and all such information has been complete and accurate in all material respects.

          Section 5. Representations and Warranties of the Purchasers. As a material inducement to the Sellers to enter into and perform their obligations under this Agreement, each Purchaser represents and warrants that the statements made with respect to such Purchaser contained in this Section 5 are true and correct as of the date of this Agreement and as of the Closing Date.

          (a) Organization of the Purchasers. Hines is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

          (b) Authorization of Transaction. Each Purchaser has full corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Purchaser, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. The execution, delivery and performance of the Transaction Documents to which each such Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of such Purchaser or any agreement, instrument or other document, or any Legal Requirement, to which such Purchaser or its assets is subject.

          (d) Brokers' Fees. Other than JN Capital Partners, the Purchasers have not retained any broker in connection with the transactions contemplated hereby who is entitled to a fee or commission in connection with the transactions contemplated hereby. The Purchasers shall pay, and hold the Sellers harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim for brokerage commissions, finders' fees or similar compensation by JN Capital Partners or any other firm in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchasers.

          (e) Investment. Solely for purposes of compliance with applicable securities laws, each Purchaser hereby represents and warrants to the Sellers as follows:

               (i) Such Purchaser understands and acknowledges that the offering and sale of Shares pursuant to this Agreement will not, as of the date hereof, be registered under the Securities Act on the basis that the offering and sale of the Shares contemplated by this Agreement is exempt from registration under the Securities Act.

               (ii) Such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the purchase of the Shares contemplated by this Agreement and such Purchaser has the ability to bear the economic risk of such an investment.

               (iii) Such Purchaser is acquiring the Shares for its own account, not as nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of the Securities Act and such Purchaser has no agreement, understanding or arrangement to subdivide, sell, assign, transfer, pledge or otherwise dispose of all or any part of its interest in the Shares to any other Person in violation of the Securities Act.

               (iv) Such Purchaser acknowledges that it has examined and investigated the Companies and has had access to such information as it deemed necessary to make an investment in the Shares, and has had the opportunity to ask questions of and receive answers from the Sellers, the Companies and its officers, directors, employees and agents.

          Section 6.  Remedies for Breaches of this Agreement.

          (a) Survival of Representations and Warranties. All of the representations and warranties of the Purchasers and the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect for the periods specified in Section 6(b)(i) below, and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of the Purchasers.

          (b) Indemnification Provisions for Benefit of the Purchaser Group.
The Sellers shall (jointly and severally) indemnify the Purchasers and their officers, directors, shareholders, employees, agents, representatives, successors, assigns and Affiliates (collectively, the "Purchaser Group") against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of, relating to, in the nature of, or caused by (i) the breach or non-fulfillment by the

Sellers of (or, in the event any third party alleges facts that, if true, would mean the Sellers have breached or non-fulfilled) any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Document or any other instrument or document furnished to the Purchaser by the Sellers pursuant to any Transaction Document or (ii) any liability or obligation for Taxes with respect to taxable periods or portions thereof ending on or prior to the date of this Agreement.

               (i)  Time Limitations.

                    (A) Notwithstanding anything herein to the contrary, the representations and warranties made in Sections 4(a) [Organization, Corporate Power and Licenses of the Companies], (b) [Power and Authority of the Sellers],
(c) [Capital Stock and Related Matters], (d) [Subsidiaries; Investments], (e) [Authorization; No Breach] and (o) [Brokerage] hereof shall continue in full force and effect indefinitely;

                    (B) The representations and warranties made in Section 4(k) [Tax Matters] hereof shall continue in full force and effect until the expiration of the applicable statute of limitations and any extension thereof; and

                    (C) All other representations and warranties contained in
Section 4 hereof shall continue in full force and effect until the second anniversary of the Closing Date;

provided, however, that all representations and warranties of the Sellers contained in Section 4 shall terminate upon a Change of Control; and provided, further, that any representation or warranty in respect of which indemnity may be sought under this Section 6(b), and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6(b), if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Sellers prior to such time and such notice shall have stated with particularity, the facts giving rise to such claim. Notwithstanding anything to the contrary herein, any willful or fraudulent breach of any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Document or any other instrument or document furnished to the Purchasers by the Sellers pursuant to any Transaction Document, will not be subject to any time limitations.

               (ii  Baskets.

                    (A) The Sellers shall not be required to indemnify the Purchaser Group with respect to any Adverse Consequence related to any breach of the representations or warranties contained in Section 4 (other than Sections 4(k) [Tax Matters], 4(u) [Inventory] and 4(w) [Accounts and Notes Receivable]) hereof, unless and until the aggregate amount of all Adverse Consequences for which the Sellers are liable under this Section 6(b) with respect to such breaches exceeds $100,000 and then only to the extent such aggregate amount exceeds $100,000 (disregarding any "materiality" qualifiers stated in any such representations or warranties).

                    (B) The Sellers shall not be required to indemnify the Purchaser Group with respect to any Adverse Consequence related to any breach of the representations or warranties contained in Sections 4(u) [Inventory] and 4(w) [Accounts and Notes Receivable] hereof, unless and until the aggregate amount of all Adverse Consequences for which the Sellers are liable under this
Section 6(b) with respect to such breaches exceeds $100,000 and then only to the extent such aggregate amount exceeds $100,000 (disregarding any "materiality" qualifiers stated in any such representations or warranties).

                    (C) Notwithstanding anything herein to the contrary, the limitations on indemnification set forth in this Section 6(b)(ii) shall not be applicable to: (a) any willful breach by the Sellers of any representation or warranty contained in Section 4, (b) any breach of any covenant or agreement contained in this Agreement (whether willful or otherwise) (it being expressly understood that any breach of the representations and warranties contained in
Section 4 hereof shall not be deemed a breach of any covenant or agreement contained herein for purposes of this paragraph), (c) any claim based on fraud or (d) any breach of the representations and warranties made in Section 4(k) [Tax Matters].

               (iii) Caps. The maximum amount of indemnification for any and all Adverse Consequence for which the Sellers are required to indemnify the Purchaser Group for breaches of representations and warranties contained in
Section 4 hereof (other than breaches of representations and warranties contained in Sections 4(a) [Organization, Corporate Power and Licenses of the Companies], (b) [Power and Authority of the Sellers], (c) [Capital Stock and Related Matters], (d) [Subsidiaries; Investments], (e) [Authorization; No Breach], (k) [Tax Matters] and (o) [Brokerage] hereof, which shall not be subject to any cap) shall not exceed $2,000,000. Notwithstanding anything herein to the contrary, the limitations on indemnification set forth in this Section 6(b)(iii) shall not be applicable to: (a) any willful breach by the Sellers of any representation or warranty contained in Section 4, (b) any breach of any covenant or agreement contained in this Agreement (whether willful or otherwise) (it being expressly understood that any breach of the representations and warranties contained in Section 4 hereof shall not be deemed a breach of any covenant or agreement contained herein for purposes of this paragraph), or (c) any claim based on fraud.

          (c) Indemnification Provisions for Benefit of the Sellers. The Purchasers shall indemnify the Sellers and hold them harmless against, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of, relating to, in the nature of, or caused by a breach or non-fulfillment by the Purchasers (or, in the event any third party alleges facts that, if true, would mean that the Purchasers have breached or non-fulfilled) of any representation, warranty or covenant contained in this Agreement, any Transaction Document or any certificate delivered to the Sellers by the Purchasers pursuant to any Transaction Document to which any Purchaser is a party.

          (d) Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

               (iv) In the event any of the conditions in Section 6(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

               (v) The Sellers shall not settle any Third Party Claim with respect to Taxes without the consent of the Purchasers (which consent shall not unreasonably be withheld) if such settlement would have an adverse effect on the Purchasers', or any of the Companies', or any of their Subsidiaries' liability for Taxes in any tax period or partial tax period beginning on or after the Closing Date.

          (e) Payment; Purchaser's Right of Set-Off. Any indemnification of the Purchaser Group or the Sellers pursuant to this Section 6 shall be effected by wire transfer from the Sellers or the Purchasers, as the case may be, to the account(s) designated by the Purchaser Group or the Sellers, as the case may be, within ten business days after final determination thereof. Subject to the limitations contained in Section 6(b), the Purchasers may, at their option and in lieu of seeking any indemnification under Section 6(b), set-off from payment to Kenneth G. Bryfogle under the Seller Note an amount equal to the Adverse Consequences which the Purchasers have suffered. The Purchasers may make a set-off by delivering a written notice to Kenneth G. Bryfogle setting forth their determination of the amount of such set-off. Any amount set-off by the Purchasers under this Section 6(e) shall be treated for all other purposes under this Agreement as if such amount had been paid to Kenneth G. Bryfogle under the Seller Note and paid by the Sellers to the Purchasers in satisfaction of the Sellers' indemnification obligation.

          (f) Tax Treatment. For income tax purposes, all indemnification payments under this Section 6 shall be deemed adjustments to the Purchase Price.

          (g) Other Indemnification Provisions. With respect to any Adverse Consequences giving rise to a claim for indemnification by the Purchaser Group under Section 6(b), to the extent permitted by law, the remedies provided herein shall be exclusive and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies (other than in any appropriate case, any equitable remedies, including injunction and specific performance) against any other party hereto. The Sellers and their Affiliates hereby agree that they will not make any claim for indemnification against any of the Companies by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchasers against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). The Sellers and their Affiliates hereby agree that they will have no right of contribution or indemnity from any of Companies with respect to amounts paid by the Sellers pursuant to this Section 6.

          (h) Arbitration.   In the event of a claim for indemnification arising
under Section 6 of this Agreement cannot be resolved by the Parties, the Parties shall submit the dispute to arbitration, and such issue shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), by a single arbitrator who is mutually agreeable to the Parties. If the Parties are unable to agree upon an arbitrator, one arbitrator shall be selected in accordance with the AAA Rules and any judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. All proceedings in any such arbitration shall be conducted in Harrisburg, Pennsylvania. Each Party shall bear its respective costs, fees and expenses in connection with such arbitration. Upon a final determination by the arbitrator with respect to a claim for indemnification hereunder, the arbitrator shall notify the Parties (such notice being the "Arbitration Order"). Jurisdiction of such arbitrator shall be exclusive as to such claims and the Parties agree that this agreement to arbitrate shall be specifically enforceable under the law of the respective domiciliary jurisdiction of each of the Parties. No Party shall have the right to appeal the Arbitration Order or otherwise to submit a dispute of such Arbitration Order to a court of law.

          Section 7. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchasers and the Sellers for certain tax matters following the Closing Date:

          (a) Cooperation on Tax Matters.

               (i) The Purchasers, the Companies and each of their Subsidiaries and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies, their Subsidiaries and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchasers or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies and their Subsidiaries or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

               (ii) The Purchasers, the Companies and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (ii) The Purchasers, the Companies and the Sellers further agree, upon request, to provide any requesting Party with all information that such Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

          (b) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Companies and each of their Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Companies and each of their Subsidiaries shall not be bound thereby or have any liability thereunder.

          (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest and filing fees) incurred in connection with this Agreement, shall be paid one-half by the Sellers and one-half by the Purchasers when due, and the Sellers shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchasers shall join in the execution of any such Tax Returns and other documentation.

           Section 8.  Additional Agreements.

          (a) Press Releases. Except as may otherwise be required by law, the timing and content of all press releases and other public announcements and all announcements to any of the Companies' customers, licensors or employees relating to the transactions contemplated by this Agreement and the Transaction Documents shall be determined jointly by the Purchasers and the Sellers.

          (b) Expenses. The Purchasers shall pay all of their expenses incurred in connection with the transactions contemplated hereby and by the other Transaction Documents. The Sellers shall pay all of the respective expenses of the Sellers and the Companies incurred in connection with the transactions contemplated hereby and by the other Transaction Documents.

          (c) Further Assurances. The Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Purchasers may reasonably request to effect, consummate, confirm or evidence the assignment to the Purchasers of any contract, license or permits held by any of the Companies, and execute such documents as may be necessary to assist the Purchasers in preserving or perfecting their rights in and to such contracts, licenses and permits.

          (d) Confidentiality. Each Party and each of its shareholders, partners, officers, directors, employees, agents and Affiliates shall keep confidential all information and materials regarding the other Party. The Sellers and its shareholders, partners, officers, directors and Affiliates shall maintain confidential and shall not use or disclose, directly or indirectly (except as required by law or as authorized in writing by the Purchasers prior to such disclosure), any confidential or proprietary information or materials regarding any of the Companies and its business or prospects. In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 8(d), the disclosing Party will (i) provide the other Party with prompt written notice before such disclosure, in order that any Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information, and (ii) cooperate with the other Party in attempting to obtain such order or assurance. The provisions of this Section 8(d) shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable Party bound hereunder or its Affiliates. Notwithstanding anything herein to the contrary, (a) any teaching (including any related academic pursuit) conducted at any academic institution by Kenneth G. Bryfogle relating to the greenhouses or the horticulture business with respect to the agriculture production of horticulture crops and (b) any use of confidential information by Kenneth G. Bryfogle for the purpose of producing and delivering green goods to Hines or any of its Affiliates pursuant to the Supply Agreement shall not be deemed disclosure of any confidential information prohibited by this Section 8(d).

          (e) Bryfogles, Inc. Employees.

               (i) Effective on the Closing Date, the Companies shall retain or Hines shall offer to employ each active employee of the Companies who regularly works in the business of one or more of the Companies at the same base rate of compensation as each such employee had been receiving from the respective Company immediately prior to the Closing Date. The Sellers shall encourage all such employees to accept such offer of employment, and each such employee who is retained by the Companies or who accepts such offer of employment shall be referred to as a "Transferred Employee". Schedule 8(e) shall contain a list of each Transferred Employee, his or her base compensation for 1997 and 1998 and any additional compensation payable with respect to such Transferred Employee on or after the Closing Date. Hines shall assume or cause the appropriate Company to assume the accrued vacation liability with respect to each Transferred Employee, but only to the extent such vacation liability has been scheduled on
Schedule 8(e). In addition, Schedule 8(e) shall include all accrued vacation as of the Closing Date for all employees of the Companies.

               (ii) Subject to receiving the consent of the appropriate insurance company, effective as of the Closing Date, Hines shall assume or shall cause one of the Companies to assume the life insurance, accidental death and disability, and short term disability insurance plans provided by MetLife to Bryfogle's, Inc. and the Geisinger Health Plan provided by Geisinger to Bryfogle's, Inc. (the "Welfare Plans"). The Sellers shall reimburse and indemnify Hines for all costs, expenses or any other liability incurred by Hines or the Companies following the Closing Date with respect to those persons covered under the Welfare Plans described above who are not Transferred Employees. As soon as reasonably possible following the Closing Date, Hines shall terminate the Welfare Plans and provide other welfare benefit plans to and with respect the Transferred Employees.

               (iii) The Sellers shall retain all liability with respect to the Bryfogle's, Inc. 401(k) Plan (the "401(k) Plan"); provided, that, following the Closing Date, Hines shall at its expense, take such action as is considered necessary or desirable, on behalf of Bryfogle's, Inc., to terminate the 401(k) Plan, obtain a determination letter from the IRS and to assist the Transferred Employees with their options for any 401(k) Plan distributions, including rolling over their distributions to individual retirement accounts, and the Sellers shall cooperate in such activities, including signing all necessary documents on behalf of the 401(k) Plan sponsor to permit the 401(k) Plan to be terminated and filed with the Internal Revenue Service. Following the Closing Date, Hines will contribute $16,936 to the 401(k) Plan as a discretionary contribution for the period beginning July 1, 1997 and ending on the Closing Date. Any other employer contributions for prior periods which have not been made shall also be made by the Sellers at that time. Hines shall also pay an aggregate bonus of $18,225, allocated among the Transferred Employees as provided on Schedule 8(e).

               (iv) Except as provided in this Agreement, the Sellers shall (jointly and severally) indemnify the Purchaser Group against and hold them harmless from, and pay on behalf of or reimburse them as and when occurred for, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of or relating to any liability or obligation with respect to any of the Transferred Employees which arose or relate to an event, incident, plan, program, policy, contract or agreement on or prior to the Closing Date.

          (f) Noncompetition; Nonsolicitation. In consideration for the significant benefits to be derived by each of the Sellers in connection with the sale of the Shares to the Purchasers, and as a material inducement to the Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, each Seller covenants and agrees as follows:

               (i) During the period commencing on the date of this Agreement and ending on the later of (A) the termination of Kenneth G. Bryfogle's employment with Hines or any of its Affiliates (whether as an employee or consultant) and (B) the first to occur of (1) the fifth anniversary of the Closing Date or (2) the termination of the Supply Agreement by the Company pursuant to the terms of the Supply Agreement (the "Non-Competition Period"), Seller shall not, directly or indirectly, either for himself or for any other Person, participate in (whether as owner, creditor, consultant, employee or otherwise) any business (including, without limitation, any division, group or franchise of a larger organization) anywhere in the United States which engages or which proposes to engage in any business conducted by the Companies as of the date of this Agreement. Nothing contained herein shall limit the ability of such Seller to own less than 2% of any class of publicly traded securities of any corporation. Notwithstanding anything contained herein to the contrary, this noncompetition provision shall be subject to and qualified by Section 7 of the Supply Agreement.

               (ii) Following the Closing, Seller shall not (A) induce or attempt to induce any employee of any of the Companies to leave the employ of such Company, or in any way interfere with the relationship between any of the Companies and any employee thereof, (B) hire directly or through another entity any person who is employed by any of the Companies, or
(C) induce or attempt to induce any customer, supplier, licensee or other business relation of any of the Companies to cease doing business with such Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any of the Companies (including, without limitation, making any negative statements or communications concerning any of the Companies). Each of the Sellers will refer all customer inquiries relating to the businesses of the Companies to Hines from and after the Closing.

               (iii) Seller acknowledges that the restrictions contained in this
Section 8(f) are reasonable in terms of geographic scope and duration and are intended to protect the legitimate business interests of the Companies and the Purchasers. Seller agrees that the Purchasers shall be entitled to specific performance from any court of competent jurisdiction (without posting any bond) to enforce the agreements of Seller under this Section 8(f). Seller agrees that in the event a court of competent jurisdiction makes a determination that any term or provision in this Section 8(f) is invalid or unenforceable, such court shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in this Section 8(f) with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          (g) Right of First Refusal. Prior to the sale or other disposition by the Companies or Hines of all of the assets of BCI, BWI and PPI purchased hereunder (collectively, the "Acquired Assets") (whether in a single transaction or a series of transactions) to any Person (other than an Affiliate of Hines or as a result of the liquidation of the Companies), Hines shall give written notice (the "Sale Notice") to Kenneth G. Bryfogle. The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer of the Acquired Assets. Kenneth G. Bryfogle may elect to purchase the Acquired Assets to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to Hines within 45 days after delivery of the Sale Notice as provided hereunder. In the event Kenneth G. Bryfogle elects not to purchase the Acquired Assets pursuant to this Section 8(g), Hines may thereafter sell or otherwise dispose of the Acquired Assets or any portion thereof, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice, without again offering to sell the Acquired Assets to Kenneth G. Bryfogle. Notwithstanding anything herein to the contrary, the rights of Kenneth G. Bryfogle under this Section 8(g) shall (i) continue only as long as the Non-Competition Period as described in Section 8(f) above and (ii) terminate upon the filing of a registration statement filed by Parent or any of its Affiliates with the Securities and Exchange Commission under the Securities Act with respect to an offering of Common Stock of Parent or any of its Affiliates; provided that if the registration statement is withdrawn or abandoned before any shares of Hines's Common Stock are sold thereunder, the provisions of this Section 8(g) shall remain in effect pursuant to the terms hereof.

          (h) Amendments to Leases. Kenneth G. Bryfogle shall, so long as he is an employee of or consultant to Hines or any of its Affiliates, use his best efforts to obtain from any

Landlord any amendment to any Lease (the "Amendments") reasonably requested by the Purchasers or the Purchasers' lender (including, without limitation, Amendments to reflect (i) the Companies' good and marketable title in fee simple absolute to the Improvements located at each Leased Real Property (free and clear of any Lien, except Permitted Liens), and (ii) the Companies' unrestricted right to remove, dispose of or otherwise deal with all such Improvements upon any expiration or termination of the Leases).

          (i) Corporate Name.

               (i) The Sellers shall prepare and deliver at Closing a fictitious name registration for Bryfogle's, Inc., to change its business and trade name to Bryfogle's Inc., d/b/a Spring Run Flowers. The Sellers shall, at their own expense, immediately following Closing, file such fictitious name registration with the Secretary of the Commonwealth of Pennsylvania.

               (ii) From and after the Closing Date, the Companies and their Affiliates may use their current corporate names or any other corporate names containing the word "Bryfogle" in connection with the Companies' businesses. Except as specifically provided by Section 8(i)(i) above, during the Non-Competition Period and for two (2) years thereafter (the "Exclusive Use Period"), neither Sellers nor any of their Affiliates shall use or authorize the use of the word "Bryfogle" or any confusingly similar word as all or part of any corporate name anywhere in the United States. After the foregoing time period, the Sellers may use the word "Bryfogle" as all or part of a corporate name. Notwithstanding the foregoing, the Sellers may use the name "Bryfogle" in businesses unrelated to that conducted at any time by the Purchasers and the Companies.

               (iii) If, prior to the end of the Exclusive Use Period, any of the Purchasers determine in their reasonable discretion that the use of the name "Bryfogle" causes confusion, the Purchasers may require the Sellers to immediately prepare and file, at the Sellers' sole cost and expense, an amendment to the articles of incorporation of Bryfogle's Inc. to change its corporate name to a name not including the word "Bryfogle" or any confusingly similar words. The Sellers hereby further agree that the Purchasers shall have the right, in addition to all other rights and remedies they may have, to enjoin (without the need to post any bond or provide any other security) the Sellers' use of the name "Bryfogle" upon the Purchasers' good faith determination that the Sellers' use of the name "Bryfogle" or any similar words is confusing. In addition, the Sellers shall (jointly and severally) indemnify the Purchaser Group against and hold them harmless from, and pay on behalf of or reimburse them as and when occurred for, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of or relating to any liability or obligation with respect to the Sellers' use of the name "Bryfogle."

          Section 9.  Definitions.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, interest, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses.

          "Affiliate" of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise; and such "control" will be presumed if the first Person owns 5% or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.

          "BCI" means Bryfogle's Co., Inc., a Pennsylvania S corporation.

          "BWI" means Bryfogle's Wholesale, Inc., a Pennsylvania corporation.

          "Change in Control" means the sale of Parent to an Independent Third Party pursuant to which such party acquires (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) (i) a percentage of capital stock of the Company greater than that held by Madison Dearborn Capital Partners, L.P. and its Affiliates or (ii) all or substantially all of the Companies' assets determined on a consolidated basis.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Environmental and Safety Requirements" means all federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation, each as amended.

          "Governmental Entity" means the United States or any state, local or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

          "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than 30 days past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 10% of Parent's common stock on a fully-diluted basis (a "10% Owner"), who is not controlling, controlled by or under common control with any such 10% Owner and who is not the spouse or descendent (by birth or adoption) of any such 10% Owner or a trust for the benefit of such 10% Owner and/or such other Persons.

          "Legal Requirement" means any requirement arising under any law, rule or regulation or any determination, direction or order of any arbitrator or any Governmental Entity, including any Environmental and Safety Requirements.

          "Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, option or other similar arrangement or interest in real or personal property.

          "Permitted Liens" means (i) statutory liens for current taxes or other governmental charges with respect to the Real Property not yet due and payable;
(ii) mechanics', carriers', workers', repairers' and similar statutory liens arising in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies; (iii) zoning, entitlement, building and other land use regulations imposed by a Governmental Entity having jurisdiction over the Real Property which are not violated by the current occupancy, use or operation of the Real Property; and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy, use or operation of the Real Property for the business of the Companies.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "PPI" means Power Plants II, Inc., a Pennsylvania S corporation.

          "Proprietary Rights" means the following: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); and (v) computer software including but not limited to data, data bases and documentation.

          "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

          "Tax" means any federal, provincial, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unem ployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

          "Transaction Documents" means this Agreement and the other documents, instruments and agreements contemplated hereby and thereby.

          Section 10.  Miscellaneous.

          (a) No Third Party Beneficiaries; Succession and Assignment. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Purchasers may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchasers nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          (c) Counterparts. This Agreement may be executed in two or more counterparts (including by telecopied signature pages) each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing ("Notices"). Any Notice shall be deemed duly given as follows: (a) if sent by registered or certified mail, return receipt requested, postage and fees prepaid, upon receipt; (b) if sent by reputable private air courier (such as DHL, Federal Express or Airborne Express), two business days after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed; or (d) if otherwise actually personally delivered, when delivered. All Notices shall be addressed to the intended recipient as set forth below:

          If to the Sellers:
          -----------------

          Kenneth G. Bryfogle
          Barbara M. Bryfogle
          Box 250
          Muncy, Pennsylvania  17756
          Facsimile:  (717) 525-3822

          with a copy (which shall not constitute notice) to:
          --------------------------------------------------

          Buchanan Ingersoll
          30 North Third Street
          Harrisburg, Pennsylvania  17101
          Attn:  Gerald K. Morrison, Esq.
          Facsimile:   (717) 233-0852

          If to the Purchasers:
          --------------------

          12621 Jeffrey Road
          Irvine, California  92720
          Attn:  President
          Facsimile:  (714) 786-0968

          with copies (which shall not constitute notice) to:
          --------------------------------------------------

          Madison Dearborn Partners, Inc.
          Three First National Plaza, Suite 3800
          Chicago, Illinois  60602
          Attn:  Paul R. Wood
          Facsimile:  (312) 895-1156

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn:   Michael H. Kerr, P.C.
          Facsimile:  (312) 861-2200

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Harrisburg, Pennsylvania in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

          (g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchasers and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (h) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (i) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The terms "knowledge," "best of knowledge," "best knowledge," "aware" and similar expressions of cognition shall mean the knowledge, after reasonably diligent inquiry, of the officers, directors and managers of each applicable Person.

          (j) The Company. Unless the context otherwise requires, any reference to a "Company" contained in paragraphs 4(c) through 4(ee) or Sections 6 through 10 hereof shall be deemed to be references to such Company together with each of its Subsidiaries, if any.

          (k) Remedies. The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, the Sellers hereby agree that in the event any Seller fails to convey any Shares to the Purchasers in accordance with the provisions of this Agreement, the Purchasers' remedy at law may be inadequate. In such event, the Purchasers shall have the right, in addition to all other rights and remedies it may have, to specific performance (without the need to post any bond or provide any other security) of the obligations of the Sellers to convey the Shares.

          (l) Severability of Provisions. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement as of the date first above written.


                                        THE PURCHASERS:


                                        HINES HOLDINGS, INC.

                                        By: /s/ Paul R. Wood
                                           -------------------------------------
                                        Name:  Paul R. Wood
                                        Its:  Vice President and Assistant
                                              Secretary



                                        HINES II, INC.

                                        By: /s/ Paul R. Wood
                                            ------------------------------------
                                        Name:  Paul R. Wood
                                        Its:  Vice President and Assistant
                                              Secretary



                                        THE SELLERS:


                                        /s/ Kenneth G. Bryfogle
                                        ----------------------------------------
                                        Kenneth G. Bryfogle


                                        /s/ Barbara M. Bryfogle
                                        ----------------------------------------
                                        Barbara M. Bryfogle